Two Harbors Investment Corp. Appoints Sanjiv Das as Director New York, March 4, 2024 – Two Harbors Investment Corp. (NYSE: TWO), an MSR + Agency RMBS real estate investment trust, today announced the appointment of Sanjiv Das to the company’s Board of Directors, effective immediately. Mr. Das has extensive experience in the mortgage industry and currently serves as President of Pagaya Technologies Ltd. (NASDAQ: PGY), a global technology company delivering artificial intelligence infrastructure for the financial ecosystem. “I am very pleased to announce the appointment of Sanjiv to our Board of Directors,” stated Stephen G. Kasnet, Chairman of the Board of Directors for Two Harbors. “Sanjiv’s depth of experience in mortgage finance, consumer understanding and thought leadership will serve our company well as we continue to grow and evolve our business strategy and operational platform.” Sanjiv Das has served as President of Pagaya Technologies Ltd. since October 2023. In this role, he oversees the strategy and growth of Pagaya’s commercial business. Previously, Mr. Das served as Chief Executive Officer of Caliber Home Loans, Inc. from 2016 to 2021. Prior thereto, Mr. Das served as Head of International Businesses at First Data Corporation, a KKR-owned company, from 2014 to 2016, and held positions as Chief Executive Officer, President and Chairman of the Board for the mortgage division of Citibank, N.A. from 2008 to 2013. As a member of Citibank’s Management Committee, Sanjiv is broadly regarded as one of the principal architects in the turnaround of Citi during the peak years of the financial crisis from 2008 to 2013. During his career, Mr. Das has also held senior roles at Morgan Stanley, American Express and Bank of America. Mr. Das has served on the board of the Housing Policy Council and was an active member of the Mortgage Bankers Association. He is also a member of the Leonard Bernstein Circle of The New York Philharmonic and serves on the board of American Friends of The Cite du Vin. Two Harbors Investment Corp. Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in mortgage servicing rights, residential mortgage-backed securities and other financial assets. Two Harbors is headquartered in St. Louis Park, Minnesota. Additional Information Stockholders of Two Harbors and other interested persons may find additional information regarding the company at http://www.twoharborsinvestment.com, at the Securities and Exchange Commission’s internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 1601 Utica Ave. S., Suite 900, St. Louis Park, MN, 55416, (612) 453-4100. Contact Margaret Karr, Head of Investor Relations, Two Harbors Investment Corp., (612) 453-4080, Margaret.Karr@twoharborsinvestment.com.